Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT: Andrew Samuel (717) 798-4230 asamuel@linkbank.com

LINKBANCORP, INC. AND GNB FINANCIAL SERVICES, INC.

COMPLETE STRATEGIC COMBINATION

September 20, 2021 HARRISBURG, PA— Andrew Samuel, Chief Executive Officer of LINKBANCORP, Inc. (OTC Pink: LNKB), announced today the completion of the merger of GNB Financial Services, Inc. with and into LINKBANCORP, Inc. and the merger of LINKBANK with and into The Gratz Bank. As a result of the mergers, effective September 18, 2021, LINKBANCORP, Inc. is the parent company of The Gratz Bank, also operating as “LINKBANK, a division of The Gratz Bank” within the legacy LINKBANK Capital, Lancaster and Chester County regions.

“This combination unites the rich and successful legacy of The Gratz Bank with the growth-oriented commercial bank model of LINKBANK,” said Samuel, “creating more career growth opportunities for employees; an expanded footprint with enhanced products and services for clients; an entrepreneurial company with strong earnings and attractive dividends for our shareholders; and the ability to contribute actively and generously in the communities we serve.”

Following the merger, which was overwhelmingly approved by the shareholders of each company, the combined company has total assets of approximately $940 million, deposits of approximately $770 million and loans of approximately $660 million, serving individuals, families, nonprofits and business clients in Cumberland, Dauphin, Schuylkill, Northumberland, Lancaster and Chester Counties through 10 client solution centers and online at www.gratzbank.com and www.linkbank.com.

The LINKBANCORP, Inc. executive leadership team includes the following: Andrew Samuel, Chief Executive Officer; Carl Lundblad, President; Brent Smith, Executive Vice President and President of The Gratz Bank; Kristofer Paul, Chief Financial Officer; Wesley Weymers, Executive Chairman of The Gratz Bank; Tiffanie Horton, Chief Credit Officer; and Melissa Hoffman, Chief Operating Officer. Additionally, Joseph C. Michetti, Jr. has been appointed the independent Chairman of the Board of Directors, and Aaron Klinger and Kevin Laudenslager have been named Senior Risk Officer and Market President for the Gratz Bank region, respectively.

“Today marks the beginning of an exciting new chapter in the history of The Gratz Bank,” said Weymers. “This is an ideal partnership that provides the talent and scale to become more competitive in our markets while maintaining our rich heritage and providing opportunities for growth in new markets.”

In accordance with the merger agreement, GNB Financial shareholders were given the opportunity to elect to receive $87.68 per share in cash or 7.3064 shares of LINKBANCORP common stock for each share they own, subject to proration procedures intended to ensure that, in the aggregate, at least 80 percent of the GNB common shares outstanding will be exchanged for LINKBANCORP common stock. As a result of the elections, former GNB Financial shareholders received an aggregate of approximately 4.8 million shares of LINKBANCORP common stock and an aggregate of approximately $10.2 million in cash.

Cedar Hill Advisors, LLC served as financial advisor and provided a fairness opinion to LINKBANCORP, Inc. and Hogan Lovells US LLP served as its legal counsel. Boenning & Scattergood, Inc. served as financial advisor and provided a fairness opinion to GNB Financial Services, Inc. and Pillar+Aught served as its legal counsel.

ABOUT LINKBANCORP, Inc.

LINKBANCORP, Inc. was formed in 2018 with a mission to positively impact lives through community banking. Its subsidiary bank, The Gratz Bank, is a Pennsylvania state-chartered bank serving individuals, families, nonprofits and business clients throughout Central and Southeastern Pennsylvania through 10 client solutions centers of The Gratz Bank and LINKBANK, a division of The Gratz Bank. LINKBANCORP, Inc. common stock is traded over the counter (OTC Pink) under the symbol “LNKB”.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about LINKBANCORP (together with its bank subsidiary unless the context otherwise requires, “LINK”) involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding LINK’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to LINK, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: (1) costs or difficulties related to integration following the merger; (2) the risk that the anticipated benefits, cost savings and any other savings from the transaction may not be fully realized or may take longer than expected to realize; (3) changes to interest rates; (4) the ability to control costs and expenses; (5) general economic conditions; (6) adverse developments in borrower industries and, in particular, declines in real estate values; (7)LINK’s ability to maintain compliance with federal and state laws that regulate its business and capital levels; (8) LINK’s ability to raise capital as needed by its business; (9) the duration and scope of the coronavirus disease 2019 (“COVID-19”) pandemic and its impact on levels of consumer confidence; (10) actions governments, businesses and individuals take in response to the COVID-19 pandemic; (11) the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, and (12) the pace of recovery when the COVID-19 pandemic subsides. LINK does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

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